                                                             EXHIBIT (a)(1)(xvi)

                               CNET NETWORKS, INC.

                                SUPPLEMENT TO THE
        OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK HAVING AN EXERCISE PRICE OF GREATER THAN $12.00 FOR A
              LESSER NUMBER OF NEW OPTIONS TO BE GRANTED AT LEAST
                  SIX MONTHS AND ONE DAY FROM THE CANCELLATION
                           OF THE SURRENDERED OPTIONS

        THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M. PACIFIC TIME
            ON FRIDAY, JULY 26, 2002 UNLESS THIS OFFER IS EXTENDED BY
                               CNET NETWORKS, INC.

         CNET Networks, Inc. hereby supplements and amends the Offer to Exchange Certain Outstanding Options dated June 26, 2002 as follows:

INTRODUCTION

         On July 17, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $1.75 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.


9.  INFORMATION CONCERNING CNET NETWORKS, INC.

         Additional Financial Information. We have provided the following additional financial information for your reference. Numbers are in thousands, except for share data.

SUMMARY FINANCIAL DATA
(000'S, EXCEPT SHARE DATA)

                                   Year ended December 31,         Quarter ended March 31,
                                 ----------------------------    ----------------------------
                                     2001            2000            2002            2001
                                 ------------    ------------    ------------    ------------
Current assets                   $    226,166    $    404,445    $    209,703    $    367,098
Noncurrent assets                     588,614       2,457,916         567,777       2,135,677
Current liabilities                    87,625         124,403          80,589          76,804
Noncurrent liabilities                183,656         185,185         169,816         215,904
Revenues                              285,805         264,019          55,652          75,152
Cost of revenues                      178,085          86,700          37,135          42,762
Loss before extraordinary
item                               (1,983,228)       (483,980)        (31,050)       (316,575)
Net loss                           (1,989,488)       (483,980)        (31,050)       (316,575)
Basic and diluted loss per
share before extraordinary
item (1)                         $     (14.47)   $      (5.18)   $      (0.22)   $      (2.33)
Basic and diluted loss per
share (1)                        $     (14.52)   $      (5.18)   $      (0.22)   $      (2.33)
Ratio of earnings to fixed
charges (2)                                --              --              --              --
Deficiency of earnings to
cover fixed charges (2)          $ (2,047,885)   $   (593,579)   $    (40,034)   $   (341,632)
Book value per share (3)         $       3.93    $      18.89    $       3.70    $      16.16

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(1)      Basic net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and diluted net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and common stock equivalents during the period, to the extent that such common stock equivalents are not anti-dilutive. Common stock equivalents, which are anti-dilutive, are excluded from the computation of diluted net income (loss) per share.

(2) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends. If the ratio of earnings to fixed charges is less than one-to-one, then the amount of the deficiency is presented.

(3) Book value per share is computed using the number of outstanding shares of common stock at the end of each respective period. Book value per share does not include the effect of options or other common stock equivalents outstanding during the period.